Exhibit 10.2

PROMISSORY NOTE

$4,000,000.00	As of January 25, 2021

FOR VALUE RECEIVED, the undersigned (“Maker”) does hereby covenant and promise to pay to the order of RELIEF THERAPEUTICS HOLDING AG, a corporation organized under the laws of Switzerland (“Holder”), in legal tender of the United States, the sum of FOUR MILLION DOLLARS ($4,000,000.00) (the "Principal Balance"), or so much thereof as may be outstanding from time to time, plus interest as calculated below, which shall be due and payable upon the terms and conditions contained in this Note.

1.Interest Rate:  The outstanding unpaid Principal Balance of this Note shall bear interest at a rate equal to 6% per annum, simple interest (the “Interest Rate”).  Interest shall accrue daily, commencing as of January 25, 2021, and be calculated on the basis of a 360-day year based upon the actual number of days lapsed. If this Note is not paid in full on the Maturity Date (defined below), accrued but unpaid interest shall be added to the Principal Balance on January 25 of each year and shall thereafter bear interest.

2.Payment Terms: On January 25, 2022 (the "Maturity Date"), Maker shall pay to Holder an amount equal to the full Principal Balance together with all interest payable from January 25, 2021 (the date on which the loan was made) through the date on which this Promissory Note is paid in full. The amounts due hereunder shall be payable by wire transfer to Holder at such bank as shall be designated in writing by Holder.

3.Prepayment:  This Note may be prepaid without penalty, in whole or in part, at any time during the term hereof. Payments shall be applied first to pay accrued but unpaid interest and then towards payment of the Principal Balance of the Note.

4.Security:This Note shall be secured by all of the assets of the Maker, as set forth in that certain Security Agreement between Maker and Holder of even date herewith.

5.Event of Default; Acceleration:  Holder shall have the right to declare the amount of the total unpaid balance of this Note to be due and forthwith payable in full in advance without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Maker, upon the occurrence of any of the following events of default (each, an “Event of Default”):

a.the failure of Maker to pay any amounts under this Note when due;

b.the occurrence of an event of default under the Security Agreement;

c.the filing of a petition in bankruptcy by Maker;

d.the execution by Maker of a general assignment for the benefit of creditors;

e.the filing against Maker of a petition in bankruptcy or a petition for relief under the provisions of the federal bankruptcy code or another state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of ninety (90) days or more.

Holder may, in its sole discretion, accept payments made by Maker after any default has occurred, without waiving any of Holder’s rights herein.  No waiver by Holder of a default shall operate as a waiver of any other default or the same default on a future occasion.  Further, Holder shall have the right to exercise all rights and remedies under any and all instruments evidencing, securing, or guaranteeing this Note, or under applicable law, including the rights and remedies of a secured party under the Uniform Commercial Code, as in effect in any applicable jurisdiction.

6.Costs:  All costs of collection of this Note (through all appeals), including reasonable attorney's fees, shall be paid by the Maker.

7.Documentary Stamp Tax Liability:  Maker shall pay any and all documentary stamp tax and/or any other excise tax due and payable on this Note.

8.Usury:  Nothing herein contained, nor any transaction related thereto, shall be construed or so operate as to require Maker or any person liable for the repayment of same, to pay interest in an amount or at a rate greater than the maximum allowed by applicable law.  Should any interest or other charges paid by Maker, or any parties liable for the payment of the loan made pursuant to this Note, result in the computation or earning of interest in excess of the maximum legal rate of interest permitted under the law in effect while said interest is being earned, then any and all of that excess shall be and is waived by Holder, and all that excess shall be automatically credited against and in reduction of the principal balance, and any portion of the excess that exceeds the principal balance shall be paid by Holder to Maker or any parties liable for the payment of the loan made pursuant to this Note so that under no circumstances shall the Maker, or any parties liable for the payment of the loan hereunder, be required to pay interest in excess of the maximum rate allowed by applicable law.

9.Jurisdiction:  This Note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of New York and of the United States of America, without giving effect to principals of conflict of laws.

10.CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.  MAKER AND HOLDER (I) IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF ANY FEDERAL COURT LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, (II) WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED THEREBY AND (III) WAIVE ANY OBJECTION THAT THEY MAY HAVE BASED UPON A LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

11.Miscellaneous:

a.It is agreed that the granting to Maker or any other party of an extension or extensions of time for the payment of any sum or sums due under this Note or for the performance of any covenant or stipulation thereof or the taking of other or additional security shall not in any way release or affect the liability of Maker under this Note.  A waiver or release with reference to any one event shall not be construed as continuing or as constituting a course of dealing, nor shall it be construed as a bar to, or as a waiver or release of, any subsequent remedy as to a subsequent event.

b.This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

c.All parties to this Note, whether Maker, principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, notice, protest, notice of protest and notice of dishonor.

d.Maker shall not have the right to set off amounts due under this Note against obligations Holder may owe to Maker.

e.If more than one party executes this Note, all such parties shall be jointly and severally liable for the payment of this Note.

f.If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

[Signature on Next Page]

IN WITNESS WHEREOF, Maker has duly executed and delivered this Promissory Note as of the day and year first above written.

MAKER:

ACER THERAPEUTICS INC., a Delaware corporation

By: /s/ Chris Schelling

Name:Chris Schelling

Title:President and Chief Executive Officer

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